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                                                                   EXHIBIT 10.18




           INTERNET DEVELOPMENT, MARKETING AND DISTRIBUTION AGREEMENT

         This INTERNET DEVELOPMENT, MARKETING AND DISTRIBUTION AGREEMENT (the "Agreement") is dated as of September 10, 1999 (the "Effective Date"), by and between ImproveNet, Inc., a Delaware corporation, with its principal place of business at 1286 Oddstad Drive, Redwood City, CA 94063 ("ImproveNet"), General Electric Company, a New York corporation, ("GE") by and through its General Electric Appliances operating unit having a place of business at Appliance Park, Louisville, Kentucky 40225 ("GEA") and GE Capital Equity Investments, Inc.

(solely with regard to Article IV, Section 4.2 hereof).

                                    RECITALS

         WHEREAS, ImproveNet, itself and through its affiliates, has developed and operates a proprietary Internet-based service for matching consumer end-users with builders/remodelers;

         WHEREAS, GEA manufactures and/or sells appliance products and services to builders/remodelers and desires to strengthen its relationship with builders/remodelers through a commercial arrangement with ImproveNet;

         WHEREAS, ImproveNet wishes to provide builder/remodeler customers and consumer end-users utilizing the ImproveNet System with linkage to certain content and capabilities owned or licensed by GEA relating to various GEA products and services; and

         WHEREAS, ImproveNet, GE, GEA and GE Capital Equity Investments, Inc. have determined that it is in their respective interests to enter into this agreement;

         NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, and with the intent to be legally bound thereby, ImproveNet and GEA hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1 DEFINED TERMS. Unless the parties, in writing, agree otherwise, the following defined terms shall have the meanings set forth herein:

                    (a) "ABD" means a GEA Authorized Builder-Distributor.

                    (b) "AFFILIATE" means any entity that controls, is controlled by, or is under common control with the named entity, whether directly or through one or more intermediaries. For purposes of this definition "under common control with," "controlled by" and "control" each refer to ownership of more than fifty percent (50%) of the voting capital stock or other interests having voting rights with respect to the election of the board of directors or similar governing authority.

                    (c) "HPS" means GEA's Home Products and Services business.

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                    (d) "IMPROVENET MARKS" means any and all trademarks, trade names and/or service marks owned by ImproveNet and related to the ImproveNet System.

                    (e) "IMPROVENET SYSTEM" means the current ImproveNet.com web site and all ImproveNet business processes created in support of the ImproveNet.com website consisting of: (i) ImproveNet's Internet website(s) as of Effective Date, or ImproveNet's successor websites thereto; (ii) any other websites or means of electronic display or presentation relating to the builder/remodeler service process controlled by ImproveNet or its Affiliates relevant to the builder/remodeler or service process; (iii) software developed or utilized to create and publish product or service catalogs; and (iv) any proprietary communications links between the ImproveNet System website and GEA.

                    (f) "COVERED ITEMS" means any products or services offered for sale to builders and/or remodelers and End Users by GE in the following categories: refrigeration, cooking, speed cooking, microwave, laundry, dishwasher, and room air conditioners.

                    (g) "CUSTOMER" means any builder or remodeler that uses the ImproveNet System to obtain access to potential End User buyers of building or remodeling goods or services.

                    (h) "END USER" means a visitor to the ImproveNet System, other than a Customer, who may be an actual or potential purchaser or consumer of building or remodeling goods and services.

                    (i) "GEA CONTENT" means GEA product specifications and descriptions for Covered Items, digitized representations of GEA products, and any other proprietary informational content provided by GEA for placement on or linkage from or to the ImproveNet System.

                    (j) "GEA MARKS" means any and all trademarks, trade names, and/or service marks owned by GE and used in connection with the GEA Content.

                    (k) "GEA TECHNOLOGY" means: (i) GEA's CustomerNet and Interactive Design Center sites and related software; (ii) GEA's order entry and order fulfillment system; and (iii) any Proprietary Information of GEA provided to ImproveNet under this Agreement.

                    (l) "INTELLECTUAL PROPERTY RIGHTS" means intellectual property and/or proprietary rights, including, without limitation, copyrights (including, but not limited to, rights in audiovisual works, whether or not registered); moral rights and all other rights in works of authorship; patent rights (including patent applications and disclosures); rights of priority; publicity rights, trade secret rights; registered or otherwise protected trademarks, trade names, and service marks, and protections from trademark dilution; to the extent that any of the foregoing are recognized in any country or jurisdiction in the world.

                    (m) "MEMBER" means a manufacturer or distributor of building or remodeling supplies or services who contracts with ImproveNet to market goods or services to Customers or End-users through the ImproveNet System. Members include those manufacturers and distributors, such as GEA, which are designated as "Founding Members" by virtue of contracting for terms such as GEA has been accorded in section 3.3 hereof.

                    (n) "PROPRIETARY INFORMATION" of a party means any confidential, proprietary or trade secret information disclosed by a party that is identified in writing as such at the time of its initial disclosure, or if initially disclosed in intangible form, is reduced to tangible form and properly

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identified as such within thirty (30) days of initial unmarked disclosure, however, disclosed, whether orally, visually, electronically, in writing or otherwise, including without limitation: (i) information disclosed by a party relating to product development strategy and activity, corporate assessments and strategic plans, financial and statistical information, accounting information, software, systems, processes, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation; (ii) trade information relating to such party's employees, advertisers, suppliers, contractors or customers which, if released, would cause an unlawful or actionable invasion of privacy; and (iii) compilations or summaries of information or data that is itself Proprietary Information. For purposes of this Agreement, information shall be deemed to be disclosed by a party if such information is disclosed by any of its officers, employees, directors, consultants, agents, representatives or Affiliates.

                    (o) "STATEMENT OF WORK" means the description of the parties' responsibilities and implementation schedules set forth in EXHIBIT A.

                    (p) "ImproveNet Consumer Site" means ImproveNet's location on the internet where individual consumers access any of ImproveNet's product and service offering. Currently defined as www.improvenet.com. In the event ImproveNet defines other URL's for consumers to access its product and service offering in the future, these sites will also be included under this definition.

                    (q) "ImproveNet ProSite" means location or locations on the internet where individual contractors or groups of contractors access ImproveNet's complete product and service offering to the contractor network. The ProSite offering is still under development and will be defined with specific URLs after completion of this Agreement. All URLs where contractors will access ImproveNet's product and service offering are included in this definition.

                    (r) "SmartLeads" means targeted email messages, either stand alone messages or embedded as part of a broader message from ImproveNet, sent to consumers and contractors on behalf of ImproveNet's manufacturing and service partners such as GEA Appliances.

                    (s) "Smart Pro Fax" means faxes sent to contractors which includes a targeted message from an ImproveNet manufacturing and service partner such as GEA.

                    (t) "GEA Find A Contractor" means capability to access ImproveNet content directly on the GE Appliances web site via clicking on a button on the GE Appliances site that indicates this feature. The name of such button may vary from "Find a Contractor", per GEA's discretion but must suggest to the consumer that they will be sent to a site offering content consistent with ImproveNet's product and service offering and value proposition.

                    (u) "Six Sigma Process" means a business process that is designed using GE's "Six Sigma" quality assurance and improvement process methodology. This methodology is defined based on GE's internal training materials for Six Sigma and includes but is not limited to the use of process mapping and statistics to design and improve processes that best meet the defined objectives of a company's customers.

                    (v) "Competitor" means any person, corporation or other business entity, including their successors, in whole or in part, that produces or sells Covered Items, including but not limited to the following corporations: Whirlpool, Maytag, Electrolux (Frigidaire), Amana and Bosch Siemens.



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                                   ARTICLE II

              DEVELOPMENT AND INTEGRATION OF THE IMPROVENET SYSTEM

     Section 2.1 DEVELOPMENT OF IMPROVENET SYSTEM. ImproveNet will develop the ImproveNet System and link GEA Content and transactional capabilities in accordance with the specifications and schedule set forth in the Statement of Work. In connection with such development efforts, ImproveNet and GEA will perform the activities specified in this Article II and the Statement of Work.

     Section 2.2 IMPROVENET SYSTEM DESIGN. In consultation with ImproveNet, GEA will provide design input with respect to ImproveNet's links to GEA Content and will have final approval of the results of the linkage of the GEA Content and GEA Technology with the ImproveNet System before such results are made publicly available. No changes to the overall "look and feel" relating to GEA Content or GEA Covered Items will be made without prior approval of GEA. ImproveNet shall not alter the wording or context of any GEA Content without the prior written approval of GEA.

     Section 2.3 RISK MANAGEMENT CONTACT. ImproveNet and GEA will each designate a risk management contact (collectively, the "Risk Management") as the primary individuals responsible for facilitating communication between GEA and ImproveNet regarding the Statement of Work and for coordinating the development and integration efforts contemplated herein.

                    (a) MODIFICATIONS TO STATEMENT OF WORK. Upon mutual written agreement, GEA and ImproveNet may from time to time modify the Statement of Work, provided that any modifications to the Statement of Work will be made in a writing executed by each of the parties.

                    (b) SCHEDULE. GEA and ImproveNet will confer on a regular basis to assess the status of the development effort with respect to the agreed-upon schedule for such effort ("Schedule") as indicated on EXHIBIT B hereto, which may be updated or modified by the parties at any time in a writing executed by each of the parties hereto.

     Section 2.4 DEVELOPMENT PERSONNEL. ImproveNet will dedicate, as mutually agreed upon by GEA and ImproveNet, sufficient personnel with appropriate risk management skill to the development and integration effort contemplated by this Agreement in order to ensure that the ImproveNet System is developed and integrated in accordance with the Schedule.

     Section 2.5 "BEST OF BREED" PERFORMANCE STANDARDS TO BE MAINTAINED BY IMPROVENET. ImproveNet shall exercise commercially reasonable efforts to perform its responsibilities set forth in this Agreement so that, to the extent applicable, the ImproveNet System is competitive with or superior to any other commercial consumer service-oriented web sites offered in similar markets to similar customers ("Best of Breed Performance Standards"). For purposes of this Section, competitiveness or superiority shall be ascertained on the basis of material, objective performance factors, including response time, functionality, and reliability. Without limiting the foregoing, ImproveNet shall, (i) exercise reasonable commercial efforts to ensure that the ImproveNet System operates twenty-four hours a day, seven days a week, with no more than five percent (5%) Scheduled Downtime (periods of unavailability for scheduled maintenance or installation of upgrades), and
(ii) ensure that there is no Scheduled Downtime between 6am and 9pm EST

     Section 2.6 GEA ASSISTANCE. GEA will use reasonable commercial efforts to provide appropriate and timely support to ImproveNet's development and integration efforts

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     Section 2.7 DEVELOPMENT EXPENSES. Except as expressly stated in this
Agreement, ImproveNet will be responsible for its own cost of development of the ImproveNet System and integration with GEA and will pay for the costs of the personnel, materials, and facilities it contributes to such effort.

     Section 2.8 MAINTENANCE OBLIGATIONS. ImproveNet shall update the ImproveNet System as promptly as is practicable and at least as often as is necessary to maintain compliance with any applicable government regulations and standard industry practices. GEA shall update the GEA Content linked to the ImproveNet System as promptly as is practicable and at least as often as is necessary to maintain compliance with any applicable government regulations and standard industry practices. In addition, the parties will cooperate to maintain any transactional capabilities between GEA and ImproveNet as the ImproveNet System upgrades are released.

                                   ARTICLE III

                           MARKETING AND DISTRIBUTION

     Section 3.1 IMPROVENET MARKETING AND DISTRIBUTION RESPONSIBILITIES TO GEA

                    (a) Paid Banner Advertising - GEA will be represented with at least one paid banner advertisement on the ImproveNet Consumer Site and the ProSite (a contractor site now in development), at all times over the life of the Agreement, including in one or more of the following four locations on the ImproveNet Consumer Site at ImproveNet's discretion: kitchen section of the product showcase, kitchen section of the design gallery, lead banner advertisement on the ImproveNet homepage, or kitchen sections of version 2.0. Both parties agree that banner locations may be relocated on the ImproveNet System, provided both parties agree, as the nature of the ImproveNet System changes over time. GEA, working with ImproveNet, will determine the GEA Content and linkages associated with the advertisements. ImproveNet guarantees minimum impressions for each advertisement at a level at least as high as that guaranteed within its normal signed Insertion Orders with other manufacturers. Banner sizes and nature will be at least consistent with (e.g. 488x60), but may exceed the standard advertisement terms agreed to by other manufacturers in signed Insertion Orders.

                    (b) Paid Button Advertising - GEA will be represented with a continuous paid button advertisement on both the ImproveNet Consumer Site and ProSite over the life of the Agreement. This paid button will be prominently placed and will be present on all pages of the ImproveNet Consumer Site and ProSite where there is relevant content for the Covered Items; provided, however, ImproveNet will place a GEA button in all places where a Competitor in the Covered Items categories appears on the ImproveNet Consumer Site and ProSite except the home page of the ImproveNet Consumer Site, provided that it is free of any button advertising. In the event, ImproveNet makes the editorial decision to add any button advertising to the home page of the ImproveNet Consumer Site, a GEA button will be present on the home page at all times that other button advertising is present on the ImproveNet Consumer Site homepage. GEA, working with ImproveNet, will determine the GEA Content and linkages associated with the advertisements. ImproveNet guarantees minimum impressions for each advertisement at a level at least as high as that guaranteed within its standard signed Insertion Orders with other manufacturers. Button sizes and nature will be at least consistent (e.g. 66 x33) but may exceed the standard advertisement terms agreed to by other manufacturers in signed Insertion Orders.

                    (c) On-line Product Brochure - A GEA product brochure, linked to the

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GEA site, will be part of the ImproveNet Consumer Site and ProSite site for the entire life of the agreement. GEA and ImproveNet will both work together in good faith to provide the resources needed to co-design the brochure to be launched as soon as possible. ImproveNet will agree to link the brochure to the GEA site if appropriate to eliminate the need for GEA to maintain multiple versions of brochures.

                    (d) Hot Links - The ImproveNet Consumer Site and ProSite will be "hot linked" to the GEA site for the entire life of the Agreement, in all places where GEA is referenced, unless GEA specifically agrees not to link specific references.

                    (e) Consumer SmartLeads - GEA has the right to submit SmartLeads to every ImproveNet customer initiating on the GEA site and the ImproveNet System who submits a job related to kitchen designing and remodeling or general designing and remodeling that include kitchens, for the entire life of the Agreement. In addition, GEA will receive an additional 20,000 SmartLeads per year during this three-year Agreement to use at its discretion from customers initiating on other manufacturers sites (e.g. find a contractor). ImproveNet will seek the permission of the respective manufacturer whose site the customer originated on ("host manufacturer") for GEA to submit the SmartLeads. The host manufacturer retains the full authority to reject GEA SmartLeads to consumers originating on its site. GEA as a host manufacturer will also hold this veto right regarding leads from other manufacturers to consumers originating on its site. GEA SmartLeads will be consistent in nature (e.g. currently 3 messages per lead) with those agreed to by other manufacturers in standard signed Insertion Orders.

                    (f) Contractor SmartLeads - GEA has the right to submit SmartLeads to every ImproveNet contractor (including general and specialty remodeling contractors, designers and architects) responding to a job related to kitchen designing and remodeling or general designing and remodeling that include kitchens, for the entire life of this Agreement that comes from the ImproveNet System or GEA; provided, that such contractor has not opted out of receiving third-party promotions. These leads will be submitted to contractors who are both on-line and not on-line through a combination of e-mails via the ProSite and fax via the Smart ProFax. In addition, GEA will receive an additional 20,000 SmartLeads per year during the three-year agreement subject to the same host manufacturer rules as specified in Section 3.1(e) above, on the contractor ProSite to use at its discretion. GEA SmartLeads to contractors will be consistent in nature with those agreed to by other manufacturers in standard signed Insertion Orders.

                    (g) Product Showcase - Over the entire life of the Agreement, GEA product will be listed prominently under each of the "covered product categories" in the Product Showcase and will have the right to have GEA products listed in at least as many total listings under each of the "covered product categories" as any other manufacturer displayed.

                    (h) Support resource - ImproveNet agrees to assign a full-time individual to maximize opportunities between ImproveNet and GEA. In addition, ImproveNet agrees to provide the resources required to implement GEA "Find a Contractor," GEA product brochure, and other system requirements to ensure GEA is connected to ImproveNet as quickly as possible following the signing of this Agreement.

                    (i) GEA contractor screening - (1) ImproveNet agrees to screen/evaluate any contractors, builders and remodelers suggested by GEA for inclusion in the ImproveNet System, and (2) said screening/evaluation process shall be reviewed by GEA pursuant to its Six Sigma Process and GEA will make suggestions to ImproveNet as to potential changes or improvement; provided, however, ImproveNet shall in its sole discretion have the right to approve its screening and evaluation process and

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determine if a contractor, builder or remodeler is included in the ImproveNet
System.

                    (j) Marketing Data: Consistent with the terms of Article VII, (1) CUSTOMERS INITIATED ON GEA "FIND A CONTRACTOR": ImproveNet will, during the term of this Agreement, provide GEA with aggregated customer data for all customers initiating from the GEA "Find a Contractor" location. Such data will include, but not be limited to, consumer demographic data captured by ImproveNet, consumer click through data, and job/purchase basket analysis. ImproveNet will not share GEA specific data with any other parties, except to the extent that such data is aggregated with other manufacturer data and is not identifiable as GEA-specific data, and (2) CUSTOMERS INITIATED ON IMPROVENET SITE AND OTHER HOST MANUFACTURER SITES: During the term of this Agreement, ImproveNet will make commercially reasonable efforts to seek approval of all host manufacturers to provide to ImproveNet overall site and category level data for all product categories. The host manufacturers retain the full authority to reject any request for marketing data that includes consumers originating on their sites.

     Section 3.2 GEA MARKETING AND DISTRIBUTION RESPONSIBILITIES TO IMPROVENET

                    (a) "Find A Contractor": GEA agrees to institute and support the "Find a Contractor" service for the entire life of the Agreement. GEA and ImproveNet will work together to execute the foregoing with two objectives in mind: (1) GEA customers will remain framed within GEA's websites (unless GEA, at its sole discretion, agrees otherwise). GEA will not become subject to ancillary liability for customer-contractor-ImproveNet disputes, except as may pertain to actual or alleged defects in GEA Covered Items. The precise form of this linkage will be determined by GEA in consultation with ImproveNet.

                    (b) GEA Point Person: GEA will support ImproveNet with a full-time dedicated person devoted to maximizing opportunities between ImproveNet and GEA (GEA Point Person). This person will be Six Sigma trained and their job will based on, but not limited to, undertaking the following activities:

                         (1) Promotion of Find a Contractor - GEA will work
with marketing and other GEA functional groups to incorporate the ImproveNet "message" and GEA's implementation of "Find a Contractor" into GEA's general promotional and communications materials to the trade. GEA will work in good faith in this area but ImproveNet agrees to understand the broad and diverse nature of GEA communication materials, the needs and desires of the receiving parties of the materials, and the lead time associated with working to include such information in its materials, in its interpretation of "good faith."

                         (2) External Communications - GEA will work with
ImproveNet and GEA communications to develop press releases and communications to other targeted manufacturers regarding the GEA-ImproveNet relationship and the ImproveNet value proposition.

                         (3) Trade shows - GEA will coordinate GEA-ImproveNet
co-marketing activities at industry trade shows and events.

                         (4) Authorized builder distributors - GEA will work
with HPS Marketing to fold the ImproveNet relationship into the ABD Prestige Remodeling Program including local ABD remodeling events

                         (5) Sales - GEA will work with GEA sales management
to communicate the ImproveNet relationship to the GEA field sales force.

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                         (6) BuildNet - GEA will facilitate conversations to
identify and implement mutually agreed upon opportunities between BuildNet, Inc., ImproveNet, and GEA.

                         (7) Six Sigma-GEA will complete a project to analyze
ImproveNet's core business processes. Train key ImproveNet personnel on Six Sigma. Provide ongoing Six Sigma support.

                    (c) Call center key word search: GEA will build an ImproveNet marketing message into the Answer Center database by connecting it to keywords associated with remodeling and the ImproveNet value proposition. GEA will communicate this added feature to all service representatives in the Answer Center and will train all GEA service representatives in the Answer Center to use it. ImproveNet and GEA will work together to script the message and identify the list of keywords to be used.

                    (d) Automated call center message: GEA is currently developing automated, IVR, dealer locator functionality in the Answer Center. An ImproveNet message will be built into this new feature under remodeling.

                    (e) Direct marketing: GEA agrees to provide ImproveNet with the opportunity to insert ImproveNet promotional materials in all third class direct mailings of GEA's affiliate Warranty Management Inc. each year for the entire term of the Agreement. Materials to be inserted will be developed by ImproveNet at their cost and must fit within the specifications used by GEA with other advertisers. Improvenet's third class mailing opportunities with GEA are anticipated to number at least 20 million individual mailing pieces per year. In the event third class mailing opportunities fall below 20 million pieces, GEA will provide opportunities for ImproveNet to insert in other class mailings until total opportunities reach 20 million pieces in a given year.

                    (f) Direct marketing database: GEA to provide ImproveNet access to up to 12 "cuts" or "runs" of the GEA direct marketing database over the three year period. ImproveNet's use of the database must comply with the standards imposed by GEA in working with other third party users of the database

     Section 3.3 FOUNDING MEMBER AGREEMENT

GEA will be designated as a "founding member" of the ImproveNet manufacturers partners program. This membership applies to all the Covered Items and services defined above. As a founding member GEA will receive the following benefits:

                    (a) Equity investment exclusivity: During the term of this Agreement, ImproveNet agrees not to sell any capital stock to any other manufacturer within the Covered Items categories; provided, however, the aforementioned limitation shall not apply to any stock sold in the public market or sold by the Company in any underwritten registration under the Securities Act of 1933, as amended. GEA maintains the right to waive this exclusivity right at any time.

                    (b) Preferred SmartLeads placement: GEA SmartLeads will be the first manufacturer listed within a message when multiple manufacturers in the Covered Items categories are submitting a message to a Customer in the same message. In addition, when both GEA and other manufacturers in the Covered Items categories submit leads within separate messages to the same Customer, the GEA SmartLeads will be submitted in messages that proceed the messages containing

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leads from other manufacturers in the Covered Items categories.

                    (c) ImproveNet personal project advisors will be trained to mention GEA first when discussing the Covered Items categories with consumers.

                    (d) GEA paid banner and button advertising will receive at least an equal position to other advertisements from other manufacturers of the Covered Items when located on the same page

                                   ARTICLE IV

                              MARKETING ASSISTANCE

     Section 4.1 CUSTOMER REFERRALS. For a period of three years commencing on the Effective Date, GEA agrees to pay ImproveNet the sum of ten dollars ($10.00) for each "completed customer" (the "Fee"). This will be done quarterly as the data is collected with both parties having appropriate audit rights. For purposes of this provision, a "completed customer" is defined as a consumer or contractor that is (i) referred to GEA through a lead initiated by ImproveNet, including both on-line leads sent electronically and paper-based leads printed off the ImproveNet System, and (ii) which buys GEA Covered Items in conjunction with that job as demonstrated by the customer's submission of an ImproveNet generated coupon pursuant to a promotional program developed and sponsored by GEA in its sole discretion; provided, however, the aggregate due to ImproveNet under this Section 4.1 shall not exceed in the aggregate $500,000 during the first year of this Agreement, $750,000 in the second year of this Agreement and $1,000,000 during the third year of this Agreement.

     Section 4.2 WARRANT. In recognition of GEA's strategic contribution, ImproveNet hereby grants to GEA a warrant in the form attached hereto as EXHIBIT C, the intent and effect of which shall be that in exchange for agreeing to pay ten dollars ($10.00) per completed customer per job for three
(3) years, GEA will be issued a warrant to purchase 209,000 shares of Series D Preferred Stock at $0.01 per share. GEA shall receive the warrant immediately upon the signing of this Agreement. In addition, GE Capital Equity Investments, Inc. shall be issued a warrant to purchase 117,000 shares of Series D Preferred Stock at $0.01 per share. In consideration for such additional warrant, GE Capital Equity Investments, Inc. shall be issued a warrant to purchase 117,000 shares of Series D Preferred Stock at $0.01 per share. In consideration for such additional warrant, GE Capital Equity Investments, Inc. agrees to (a) work with ImproveNet to assist it in obtaining rights for ImproveNet to receive a preferred choice of time slots in buying remnant advertising space from NBC, (b) place the "Find a Contractor" Hotlink on the homepage of at least three of the four strategic GE businesses (i.e. GE Lighting, GE Plastics, GE Fleet and GE Mortgage) and
(c) include ImproveNet in the GE Advantage program.


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                                    ARTICLE V

                                 LICENSE GRANTS

     Section 5.1 LICENSE FOR GEA CONTENT AND GEA MARKS. During the term of this Agreement, and subject to the terms and conditions of this Agreement, GEA hereby grants to ImproveNet, in conjunction with ImproveNet's activities pursuant to this Agreement, a non-exclusive, non-transferable and, pursuant to the terms of this Agreement, revocable right and license:

                    (a) to reproduce and publicly display the GEA Content on or from the ImproveNet System and on or from any co-branded pages (i.e., pages identified with both GEA Marks and ImproveNet Marks, or the names or descriptions of both GEA and ImproveNet) to End Users and Customers, in the manner specified in this Agreement or otherwise agreed to by the parties, and to distribute and transmit the GEA Content for the sole purpose of permitting End Users and Customers to view it from the ImproveNet System and co-branded pages;

                    (b) subject to GEA's prior written right (within its sole discretion) of approval, to reproduce and publicly display the GEA Content on or from any Internet site, other electronic platform, or computer system that is not exclusively controlled by ImproveNet, and to electronically distribute and transmit the GEA Content for the sole purpose of permitting End Users and Customers to view it from such approved sites, platforms, or systems; provided, however, ImproveNet agrees to obtain GEA's prior written consent if it intends to enter into a contract or an arrangement with a third party which could or would result by virtue of the proposed terms of the applicable contract or arrangement in less than full pages of GEA Content being pulled through to a third party's website or any material alteration of GEA Content;

                    (c) to display the GEA Marks in direct connection with GEA Content on or from the ImproveNet System website and on or from any co-branded pages (i.e., pages identified with both GEA Marks and ImproveNet Marks, or the names or descriptions of both GEA and ImproveNet) as provided in this Agreement and, subject to GEA's prior written right of approval, (in its sole discretion) to display the GEA Marks in direct connection with GEA Content on any Internet site, other electronic platform, or computer system that is not exclusively controlled by ImproveNet, and

                    (d) to modify the selection, arrangement, and look and feel of the GEA Content, only such that ImproveNet may determine what portions of the GEA Content will be incorporated into the ImproveNet System or the co-branded pages referred to above and how that content is arranged and displayed, provided that ImproveNet shall have no right to alter the wording or context of the portions of the GEA Content selected, without the prior written approval of GEA, in its sole discretion.

     Section 5.2 LIMITATIONS.

               (a) The use of the GEA Marks shall always be in connection with GEA Content, be with appropriate attributions displayed to End Users and Customers, and as otherwise agreed by the parties, provided that: (i) ImproveNet shall at all times use an appropriate trademark or service mark legend as GEA may from time to time specify with respect to any use of the GEA Marks; (ii) GEA may request that ImproveNet correct the appearance of any GEA Marks by giving ImproveNet seven (7) calendar days prior written notice; and (iii) ImproveNet shall not modify the GEA Marks or use them for any purpose other than as set forth above. ImproveNet shall not engage in any activity associated with the GEA Marks that, in GEA's sole judgement, adversely affects the good name, good will, image or

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reputation of GEA, and ImproveNet shall take commercially reasonable steps to ensure that Customers do not do so. All uses of the GEA Marks hereunder shall inure only to the benefit of GE, including GEA.

               (b) ImproveNet shall use the GEA Content, the GEA Marks, and the GEA Technology (to the extent that the parties agree that ImproveNet may use the GEA Technology) in accordance with any and all standards, policies, and/or guidelines adopted by GEA; provided, however, that GEA agrees to deliver to ImproveNet a written copy of any such standards, policies and/or guidelines adopted by GEA and ImproveNet shall not be required to conform to such policies until fifteen (15) business days after receipt of such materials from GEA, and GEA shall have the right to proscribe any use of the GEA Content, the GEA Marks, and the GEA Technology pursuant to the exercise of the foregoing license that is not in accordance with any and all such standards, policies and/or guidelines.

     Section 5.3 NO UNAUTHORIZED USE. ImproveNet shall not:

                    (a) copy, use, display, distribute, or transfer the GEA Content, the GEA Marks, or the GEA Technology, except as expressly contemplated in this Agreement;

                    (b) create any derivative works based upon the GEA Technology; and

                    (c) reverse engineer, disassemble, or decompile the GEA Technology.

     Section 5.4 NO OTHER LICENSES. ImproveNet's rights in and to the GEA Content, the GEA Marks, and the GEA Technology shall be limited to those expressly granted in this Agreement. All other uses, reproduction, or display of the GEA Content, the GEA Marks, and the GEA Technology shall be subject to GEA's prior written approval, in GEA's sole discretion.

     Section 5.5 LICENSE REGARDING IMPROVENET MARKS. Subject to the terms and conditions of this Agreement, ImproveNet hereby grants to GEA a non-exclusive, non-transferable and, pursuant to the terms of this Agreement, revocable right and license to display ImproveNet Marks in links from any GEA websites to the ImproveNet System and in links to the ImproveNet System from any co-branded pages (i.e., pages identified with both GEA Marks and those of third parties, or with the names or descriptions of both GEA and third parties) hosted by GEA, and subject to the approval of ImproveNet (which shall not be unreasonably withheld), to display ImproveNet Marks in GEA marketing collateral. The use of ImproveNet Marks shall be with appropriate attributions displayed, and as otherwise agreed by the parties, provided that: (i) GEA shall at all times use an appropriate trademark or service mark legend as ImproveNet may from time to time specify with respect to any use of ImproveNet Marks; (ii) ImproveNet may request that GEA correct the appearance of any ImproveNet Marks by giving GEA seven (7) calendar days prior written notice; and (iii) GEA shall not modify ImproveNet Marks or use them for any purpose other than as set forth above. GEA shall not engage in any action associated with ImproveNet Marks that, in ImproveNet's sole judgment, adversely affects the good name, goodwill, image or reputation of ImproveNet. All uses of ImproveNet Marks hereunder shall inure to the benefit of ImproveNet. GEA's rights in and to ImproveNet Marks shall be limited to those expressly granted in this Agreement. All other uses, reproduction, or display of ImproveNet Marks shall be subject to ImproveNet's prior written approval.

     Section 5.6 INTELLECTUAL PROPERTY RIGHTS. Nothing in this Agreement shall be construed to transfer from one party to another the ownership of any property subject to Intellectual Property Rights, or any rights to use, reproduce, or exhibit such property except as provided in this Article V. Unless otherwise expressly agreed in writing: (i) GEA Technology and GEA Content, and all Intellectual

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Property Rights therein, are and will remain the sole and exclusive property of GEA and its licensors; (ii) the ImproveNet System and all Intellectual Property Rights therein will remain the sole and exclusive property of ImproveNet and its licensors.

                                   ARTICLE VI

                                FEES AND PAYMENTS

     Section 6.1 CUSTOMER REFERRAL FEES Shall be as provided in section 4.2 hereof.

     Section 6.2 GEA PAYMENTS TO IMPROVENET. In consideration for the ImproveNet services set forth in Section 3.1 hereof, GEA will pay to ImproveNet, annually in advance, the sum of $750,000 in 1999, $1,000,000 in 2000 and $1,250,000 in 2001. The first payment shall be due and payable within 30 days of the Effective Date and each subsequent payment shall be due and payable within 30 days of the anniversary date of the Effective Date.

     Section 6.3 IMPROVENET PAYMENTS TO GEA. In consideration for the GEA services provided in Section 3.2 hereof, ImproveNet will pay to GEA the sum of $750,000 in 1999, $1,000,000 in 2000 and $1,250,000 in 2001. The first payment shall be due and payable within 30 days of the Effective Date and each subsequent payment shall be due and payable within 30 days of the anniversary date of the Effective Date.

     Section 6.4 PAYMENTS. Disputes related to any payments due under this Agreement shall not constitute grounds for any party hereto to cease to perform any of its obligations under this Agreement and shall be handled in accordance with Article XI. Any payments not made when due shall accrue interest from the date due until the date paid at twelve percent (12%) per annum or, if less, the maximum per annum rate permitted by law.

     Section 6.5 TAXES. Each party shall be responsible for all taxes of any sort due on any fees received by that party pursuant to this Agreement.

     Section 6.6 TRANSACTION FEES. In the event GEA elects to utilize its relationship with ImproveNet to sell Covered Items to Customers or End-Users, whether directly or through GEA authorized intermediaries such as distributors or dealers, ImproveNet will not be entitled to any fees or payments other than as expressly set forth in this provision and in Article IV.

                                   ARTICLE VII

                PROPRIETARY INFORMATION, USAGE DATA AND PUBLICITY

     Section 7.1 PROTECTION. All Proprietary Information disclosed by a party hereto to any other party hereto in the course of performing under this Agreement or to which a party hereto gains access in connection with this Agreement shall be deemed to be the property of the disclosing party. The receiving party shall during the life of this Agreement: (i) receive such Proprietary Information in confidence; (ii) during the life of this Agreement and for two (2) years thereafter maintain the confidentiality of such Proprietary Information and not disclose such Proprietary Information to third parties (except for the receiving party's representatives, agents and contractors who have a need to know, are under a duty of non-disclosure, and are acting for the sole benefit of the receiving party), and shall


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

accord such Proprietary Information at least the same level of protection against unauthorized use and disclosure as the receiving party customarily accords its own information of a similar nature; (iii) use or permit the use of such Proprietary Information solely in accordance with the terms of this Agreement; and (iv) promptly notify the disclosing party in writing of any loss or unauthorized use or disclosure of or access to the disclosing party's Proprietary Information of which it becomes aware. The terms and conditions of this Agreement (as well as all information regarding the negotiation of this Agreement) shall be deemed to be the Proprietary Information of the parties hereto. The parties hereto shall each abide by and reproduce and include any restrictive legends or proprietary rights notices that appear in or on any Proprietary Information of the other parties hereto that it is authorized to reproduce. Each party shall also not remove, alter, cover or distort any trademark, trade name, copyright or other proprietary rights notices, legends, symbols or labels appearing in any Proprietary Information of any other party hereto. Confidentiality obligations and restrictions arising under this Section 7.1 shall continue to exist unless and until such Proprietary Information falls into one of the exclusions set forth in Section
7.2 hereto, but in no event longer than three (3) years following the expiration or termination of this Agreement.

     Section 7.2 EXCLUSIONS. The restrictions on disclosure set forth above shall not apply when, and to the extent that the Proprietary Information: (i) is or becomes generally available to the public through no fault of the receiving party; (ii) was previously rightfully known to the receiving party free of any obligation to keep it confidential; (iii) is subsequently disclosed to the receiving party by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by the receiving party or a third party without reference to the disclosing party's Proprietary Information and such disclosing party is able to document such independent development; or (v) is required to be disclosed by the receiving party as a matter of law, provided that the receiving party uses all reasonable efforts to provide the disclosing party with at least ten (10) days prior written notice of such disclosure; provided, further, ImproveNet shall be permitted to disclose this Agreement, without GEA's consent, and the Related Agreements (as defined in the Series D Preferred Stock Purchase Agreement entered into between the parties on the date hereof) publicly to the extent mandated by any applicable federal or state law or regulation.

     Section 7.3 DATA RIGHTS. All data generated through the ImproveNet System shall be the property of the originator, unless otherwise assigned. Notwithstanding anything herein to the contrary, GEA acknowledges and agrees that ImproveNet may request and obtain all rights from Customers and/or Members using the system (including GEA) in order for ImproveNet to make use of aggregated data for forecasting or other commercial purposes. ImproveNet will protect the confidentiality of all GEA transactions. Assuming that GEA obtains appropriate Customer and/or End User authorization, GEA will have the right to use all data generated by and through its Customers or End-Users for Covered Items and may use such transaction data gathered by GEA (whether or not such transactions flow through the ImproveNet System) in any manner GEA deems appropriate.

     Section 7.4 SECURITY. ImproveNet will ensure the security of individual customer account, pricing, purchasing, and credit information and agrees not to share, sell, allow access to, or otherwise make available any such customer-related information supplied by GEA which GEA deems confidential, except on an aggregated basis pursuant to Section 7.3. GEA and ImproveNet agree to provide adequate security around the ImproveNet System, GEA Content and GEA Technology (to the extent utilized) and to protect proprietary system design, content, and functionality from unauthorized use or access by third parties.

     Section 7.5 PUBLIC STATEMENTS REGARDING AGREEMENT. The parties hereto shall jointly prepare a press release regarding the existence of this Agreement at a mutually agreed upon time. The

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

parties acknowledge that each may have internal constraints that may affect the timing of issuance and the content of any such press releases. Subject to
Section 7.2, unless required by law or to assert its rights under this Agreement, and except for disclosure on a "need to know basis" to its own employees and consultants, and its legal, investment, financial and other professional advisers and their respective representatives or agents on a confidential basis, each party shall not disclose the existence of or any of the terms of this Agreement without the prior written consent of the other party. The breach of this Section 7.5 by either GEA or ImproveNet, shall constitute a material breach of this Agreement and shall accord the non-disclosing party the immediate right to terminate this Agreement as provided in Section 11.2.

     Section 7.6 EQUITABLE RELIEF. The parties acknowledge that a breach of any portion of this Article VII would cause the non-disclosing party irreparable harm for which monetary damages would be inadequate. Accordingly, the non-disclosing party shall be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of any portion of this Article VII by the other party.

                                  ARTICLE VIII

                          OTHER BUSINESS RELATIONSHIPS

     Section 8.1 OTHER GE BUSINESSES. So long as (a) ImproveNet has not already established, or entered into discussion with a third party to establish a Founding Member for a major product category (as described in Section 3.3) as of the Effective Date, and (b) ImproveNet receives a list of GEA Affiliates in the building supply industry (such as GE Supply, GE Silicones, etc.) (collectively, the "GEA Affiliates"), ImproveNet will contact GEA Affiliates named on such list provided to ImproveNet within thirty (30) days of the receipt of such list and agrees not to establish a Founding Member relationship with any third party without speaking to the relevant GEA Affiliate first.

     Section 8.2 RELATIONSHIPS WITH THIRD PARTIES. Except for ImproveNet's obligations under Section 3.1 and 3.3 hereof, no provision of this Agreement shall be construed so as to preclude or limit a party (or its Affiliates) from: (i) creating or operating any other websites; (ii) maintaining any and all existing relationships and performing all existing agreements entered into prior to the Effective Date of this Agreement; or (iii) providing content, technology and other services to third parties; or (iv) with respect to GEA, entering into relationships with third parties with respect to services similar to the ImproveNet System.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

     Section 9.1 REPRESENTATIONS AND WARRANTIES OF IMPROVENET. ImproveNet represents and warrants as follows, as of the Effective Date and for the term of this Agreement:

                    (a) The execution and delivery of this Agreement and compliance by ImproveNet with all provisions of this Agreement (i) are within the corporate power and authority of ImproveNet, and (ii) have been duly authorized by all requisite corporate proceedings on the part of ImproveNet.

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

                    (b) The execution and delivery of this Agreement shall not conflict with or result in a material breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any material violation of, the organizational documents of ImproveNet or any agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which ImproveNet is subject. Neither the execution and delivery of this Agreement nor the compliance with the terms and provisions hereof shall result in any violation of any franchise, certificate, license, permit, or other authorization necessary for the ownership, maintenance and operation by ImproveNet of the ImproveNet System.

                    (c) To the best of its knowledge, ImproveNet is in compliance in all material respects with all applicable federal, state and local laws and regulations and has obtained all licenses required or necessary for the conduct of the ImproveNet System. There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against ImproveNet with respect to the ImproveNet System.

                    (d) To the best of the its knowledge, ImproveNet owns, or has the right to use under valid and enforceable agreements, all of the Intellectual Property Rights related to the operation of the ImproveNet System. The operation of the ImproveNet System as presently conducted or proposed to be conducted by ImproveNet does not infringe or violate any Intellectual Property Rights of any other person, and ImproveNet has not received any charge, complaint, claim, demand or notice alleging any such infringement or violation. ImproveNet represents and warrants to GEA that (i) the technology as utilized by the ImproveNet System, and (ii) any material originated by ImproveNet or provided to GEA by ImproveNet (other than the GEA Content) ("ImproveNet Material") which is displayed on the ImproveNet System shall not (A) violate any criminal laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of Intellectual Property Right or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation or (B) contain any material that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state or federal law.

                    (e) All computer systems, software, and hardware used in the operation of the ImproveNet System are able to accurately process date data, including, calculating, comparing, and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations. ImproveNet is taking all commercially reasonable steps to assure that the ImproveNet System is not adversely and materially affected by Year 2000 or other date-related processing failures affecting the performance of its suppliers and business partners.

                    (f) The ImproveNet System will comport with reasonable commercial or industry standards, including standards for firewalls, antivirus protection, and system security.

                    (g) ImproveNet represents and warrants that it will fulfill the obligations defined in Exhibit A, Statement of Work, which sets forth a Risk Management Plan the execution of which GEA deems material to its decision to enter into this Agreement and related investment agreements with ImproveNet.

                    (h) In accordance with the particulars set forth in Exhibit B hereof, ImproveNet represents and warrants that it will carry sufficient third party liability insurance with an insurer and insurance arrangement acceptable to GEA to ensure its ability to fulfill its indemnification obligations to GEA and generally as required to meet its obligations for third party claims and dispute costs arising from or related to consumer and contractor interaction on the ImproveNet System.

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

                    (i) In the event that GEA notifies ImproveNet that the ImproveNet System is failing to conform to any of the above warranties, ImproveNet, without charge, shall promptly and in no event more than thirty
(30) days thereafter (or such longer period as GEA may agree to in writing) (the "Cure Period"), repair, replace or otherwise remedy the cause of such failure. The foregoing represents GEA's sole and exclusive remedy, and ImprovNet's sole and exclusive liability for any breach of the foregoing warranties; provided, however, that in the event that ImproveNet fails to cure any breach of warranty within the applicable Cure Period, GEA retains the right to obtain any and all remedies available to GEA at law or in equity.

     Section 9.2 REPRESENTATIONS AND WARRANTIES OF GEA. GEA represents and warrants as follows, as of the Effective Date and for the term of this
Agreement:

                    (a) The execution and delivery of this Agreement and compliance by GEA with all provisions of this Agreement (i) are within the corporate power and authority of GEA, and (ii) have been duly authorized by all requisite corporate proceedings on the part of GEA.

                    (b) The execution and delivery of this Agreement shall not conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of, the organizational documents of GEA or any agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which GEA is subject.

                    (c) GEA is in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and has obtained all licenses required or necessary for the provision of GEA Content or GEA Technology under this Agreement. There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened against GEA with respect to the GEA Content or GEA Technology.

                    (d) GEA owns, or has the right to use under valid and enforceable agreements, all of the Intellectual Property Rights related to the GEA Technology and the GEA Content. GEA represents and warrants to ImproveNet that (i) GEA Technology, and (ii) the GEA Content which used with or displayed on the ImproveNet System shall not (A) violate any criminal laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of Intellectual Property Right or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or (B) contain any material that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state or federal law.

                    (e) All computer systems, software, and hardware used in the operation of the GEA Technology are able to accurately process date data, including, calculating, comparing, and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations. GEA is taking all commercially reasonable steps to assure that the GEA Technology is not adversely and materially affected by Year 2000 or other date-related processing failures.

                    (f) The GEA Technology will comport with reasonable commercial or industry standards as applicable, including standards for firewalls, antivirus protection, and system security.

                    (g) In the event that ImproveNet notifies GEA that the GEA System is failing to conform to any of the above warranties, GEA, without charge, shall promptly and in no event more than thirty (30) days thereafter (or such longer period as ImproveNet may agree to in writing) (the "GEA Cure Period"), repair, replace or otherwise remedy the cause of such failure. The foregoing represents ImproveNet's sole and exclusive remedy and GEA's sole and exclusive liability for any breach of any of the foregoing warranties; provided, however, that in the event GEA fails to cure any breach of warranty within the applicable GEA Cure Period, ImproveNet retains the right to obtain any and all remedies available to ImproveNet at law or in equity.

     Section 9.3 DISCLAIMER. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY HERETO MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE IMPROVENET SYSTEM, THE GEA CONTENT, THE GEA TECHNOLOGY, OR ANY OTHER TECHNOLOGY, CONTENT, OR INTELLECTUAL PROPERTY RIGHTS, OR ANY OTHER INFORMATION, DATA, PRODUCTS, SERVICES, ACCURACY OR RESULTS OF USE, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. TO THE EXTENT THAT ANY IMPLIED WARRANTY MAY NOT BE DISCLAIMED AS A MATTER OF APPLICABLE LAW, THE SCOPE AND DURATION OF SUCH WARRANTY SHALL BE THE MINIMUM PERMITTED UNDER SUCH LAW.

                                    ARTICLE X

                             LIMITATION OF LIABILITY

     OTHER THAN WITH RESPECT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION
12.1 OF ARTICLE XII, BREACH OF THE NONDISCLOSURE OBLIGATIONS UNDER ARTICLE VII, AND INSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY FORM OF SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND (WHETHER OR NOT FORESEEABLE), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

                                   ARTICLE XI

                              TERM AND TERMINATION

     Section 11.1 TERM. This Agreement shall continue in force for three (3) years from and after the Effective Date, or longer if renewed by mutual written consent of the parties, or until the valid termination hereof as provided herein.

     Section 11.2 TERMINATION FOR CAUSE. ImproveNet and GEA shall each have the right to terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days (or such longer period as the non-breaching party may agree to in writing, in its sole discretion) after receipt of written notice from the non-breaching party; (ii) the other party breaches the same material term or condition of this Agreement three (3) or more times during the same one year term, and was given notice and an opportunity to cure

                                     17

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in each instance as provided above and even if the party did, in fact, cure on any or all such three (3) occasions; (iii) the other party materially breaches this Agreement more than five (5) times during the same one year term, and was given notice and an opportunity to cure in each instance as provided above and even if the other party did, in fact, cure on any or all such five (5) occasions; (iv) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, composition, or comparable proceeding or any assignment for the benefit of creditors; or (v) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, composition, or comparable proceeding or any assignment for the benefit of creditors, if such petition or proceeding is not dismissed within ninety (90) days of filing.

     Section 11.3 TERMINATION IN THE EVENT OF CHANGE OF CONTROL. In the event of a Change of Control of ImproveNet, GEA may terminate this Agreement by providing ImproveNet with thirty (30) days written notice of such intent to terminate. For purposes of this Section 11.3, a "Change of Control" shall mean: (i) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of a party; or (ii) the acquisition by any individual, entity or group of beneficial ownership of a controlling interest in ImproveNet (as defined in Section 1.1(a) above); provided that a "Change of Control" does not include a reorganization of ImproveNet that does not result in a change in the effective control of ImproveNet or an initial public offering of ImproveNet's voting stock or an assignment or transfer of this Agreement that is permitted pursuant to Section 14.4.

     Section 11.4 SURVIVAL. All accrued and outstanding payment obligations hereunder, any remedies for breach of this Agreement, Articles VII, IX, X, XII, XIII and XIV, and Sections 5.6, 11.4 and 11.5 shall survive the termination and expiration of this Agreement; provided, that if any such provision explicitly sets for the duration for such survival, such term shall survive only for the period explicitly set forth therein.

     Section 11.5 RETURN OF PROPRIETARY INFORMATION UPON TERMINATION OR EXPIRATION OF AGREEMENT. Upon the termination or expiration of this Agreement, each party shall promptly return all materials subject to Intellectual Property Rights of the other party, all Proprietary Information of the other party, and other information, documents, manuals and other materials belonging exclusively to the other party, except as may be otherwise provided in this Agreement. Each party shall have the right to request, and the other party shall provide, written certification from an executive officer of the other party stating that all such material has been returned or destroyed.

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                                   ARTICLE XII

                                 INDEMNIFICATION

     Section 12.1 INTELLECTUAL PROPERTY INDEMNIFICATION.

                    (a) Each of GEA and ImproveNet, respectively, shall defend, indemnify and hold each other, and each other's Affiliates, partners, officers, employees, directors, agents, consultants, contractors, representatives, successors and assigns, as such, harmless from and against any third party claims, demands, liabilities, actions, judgments and expenses, including attorneys fees, ("Losses") which arise out of or result from any claim that such party does not have sufficient right, title or interest in any software, data, or any other materials used or supplied by such party in performance of such party's obligations under this Agreement that are subject to any Intellectual Property Rights (the "Protected Material") or that such Protected Material violates any Intellectual Property Right of any third party.

                    (b) In the event that any such claim is made against either GEA or ImproveNet, or in one of the parties' (the "Indemnifying Party") opinion is likely to be made against the other party (the
"Indemnified Party"), such Indemnifying Party reserves the right, in its sole discretion, to avoid infringement by (i) procuring for the Indemnified Party the right to use the subject Protected

Material, (ii) replacing the subject Protected Material with materials of equal or superior content and functionality, or (iii) to modify the subject Protected Material without materially and adversely affecting their content and functionality.

     Section 12.2 GENERAL INDEMNIFICATION. ImproveNet shall defend, indemnify and hold GEA and its Affiliates, officers, directors, agents, consultants and employees harmless from and against any and all Losses arising out of or related to ImproveNet's material breach of ImproveNet's obligations, representations, and warranties hereunder or any legal liability arising out of or relating to the ImproveNet System.

     Section 12.3 GENERAL INDEMNIFICATION. GEA shall defend, indemnify and hold ImproveNet and its Affiliates, officers, directors, agents, consultants and employees harmless from and against any and all Losses arising out of or related to GEA's material breach of GEA's obligations, representations, and warranties hereunder or any legal liability arising out of or relating to the GEA Technology.

     Section 12.4 INDEMNIFICATION PROCEDURES.

                    (a) Only claims for indemnification during the term of this Agreement and for one year following the termination of this Agreement shall be permitted under this Agreement. Any party claiming indemnification pursuant to this Agreement shall notify the indemnifying party within thirty
(30) days after learning of the occurrence of any event (including, without limitation, the commencement of any audit by any taxing authority) that such party asserts is an indemnifiable event pursuant to this Agreement. If such event involves the claim of any third party and the indemnifying party confirms in writing its responsibility for such liability, if established, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the indemnifying party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

                           (b) The indemnified party shall have the right to
employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the indemnifying party (i) if the retention of such counsel has been specifically authorized by the indemnifying party, or (ii) if the

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counsel is retained because the indemnifying party does not notify the indemnified party within twenty (20) days after receipt of a claim notice that it elects to undertake the defense thereof. The indemnified party shall have the right to employ counsel at the indemnified party's own expense and to participate in such action or claim, including settlement or trial, so long as such participation does not substantially interfere in the indemnifying party's defense of such claim or action.

                    (c) The indemnifying party shall obtain the prior written approval of the indemnified party, not to be unreasonably withheld, before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement, adjustment, compromise, or cessation, injunctive or other relief would be imposed against the indemnified party.

                    (d) If the indemnifying party does not assume control over the defense of such claim as provided in Section 12.3(a), the indemnified party shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and with the consent of the indemnifying party, not to be unreasonably withheld, to settle, adjust, or compromise such claim. The indemnified party may settle, adjust, or compromise any such claim without the consent of the indemnifying party if the indemnified party waives indemnification for such claim.

                                  ARTICLE XIII

                               DISPUTE RESOLUTION

     Section 13.1 INFORMAL DISPUTE RESOLUTION.

                    (a) DISPUTES. Any dispute, controversy, claim or disagreement between or among any of the parties hereto arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law equity, statute, regulation, order or otherwise ("Dispute") shall be resolved in accordance with this Section 13.1. The parties agree that all disputes will involve interstate commerce in fact, and accordingly, the FAA applies and governs the arbitration.

                    (b) LEVEL 1 REVIEW. Upon written request of any party, each of GEA and ImproveNet shall appoint a designated representative familiar with the dealings among the parties hereto whose task it shall be to meet (by conference telephone call or in person at a mutually agreeable site) for the purpose of endeavoring to resolve such Dispute ("LEVEL 1 REVIEW"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

                    (c) LEVEL 2 REVIEW. If the Dispute cannot be resolved within the earlier of (i) fifteen (15) days of the first Level 1 Review meeting or (ii) such time as when either party gives the other notice of an impasse ("LEVEL 1 TERMINATION DATE"), an executive vice president (or a functional equivalent) of GEA and chief executive officer of ImproveNet shall meet (by conference telephone call or in person at a mutually agreeable site) within thirty (30) days after the Level 1 Termination Date for the purpose of resolving such unresolved Dispute ("LEVEL 2 REVIEW).

     Section 13.2 ARBITRATION.

                    (a) If the Dispute is not resolved within fifteen (15) days after the Level 2 Review and any extension of such periods as mutually agreed to by the parties, either party may submit the Dispute to binding arbitration in accordance with the following provisions of this Section 13.2.

                    (b) Any such arbitration shall be conducted by JAMS/Endispute in accordance with its current rules ("JAMS RULES"), before a single arbitrator selected under such JAMS Rules. The arbitration shall be conducted in Redwood City, California, unless otherwise agreed by the parties.

                    (c) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief or as otherwise provided in Section 13.3 or pursuant to lawful compulsion, no party nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other party to the arbitration.

                    (d) To the extent that the relief or remedy granted in an award rendered by the arbitrator is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings among any of the parties.

                    (e) The parties shall share equally the cost of arbitration, including any required administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the arbitrator. The arbitrator shall have the power to grant injunctive relief or any other relief allowed by the substantive law of the State of Delaware.

     Section 13.3 RECOURSE TO COURTS AND OTHER REMEDIES. Notwithstanding the Dispute resolution procedures contained in Sections 13.1 and 13.2, any party may apply to the appropriate division of the courts of the State of California having proper jurisdiction (i) to enforce this agreement to arbitrate, (ii) to decide issues of arbitrability, (iii) to seek interim injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (iv) to avoid the expiration of any applicable limitation period, (v) to preserve a superior position with respect to other creditors, (vi) to challenge or vacate any final judgment, award or decision of the arbitrator under the circumstances and to the effect allowed, (vii) to enforce the payment of undisputed amounts, or (vii) to seek post-arbitration injunctive relief for the protection of any Intellectual Property Rights of a party.

     Section 13.4 MISCELLANEOUS. It is the intent of the parties that reasonable discovery be allowed prior to the arbitration, in the discretion of the arbitrator, and as further provided by any applicable JAMS Rules. Disputes submitted shall be governed by the substantive law of the State of Delaware, not inconsistent with the Federal Arbitration Act ("FAA"), 9 U.S.C.
Section 1 et seq. A prevailing party may petition the arbitrator for reasonable attorneys' fees and expenses.

                                   ARTICLE XIV

                          GENERAL TERMS AND CONDITIONS

     Section 14.1 FORCE MAJEURE. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, changes in governmental regulations, or casualties.

     Section 14.2 INDEPENDENT CONTRACTOR RELATIONSHIP. The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership between the parties or to impose any partnership obligation or liability upon either of the parties hereto.

     Section 14.3 SEVERABILITY. If any term, provision, or restriction of this Agreement and any appendix, exhibit, or schedule hereto is held by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and such exhibits shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties will negotiate in good faith appropriate modifications to the invalidated provision or this Agreement to most nearly effect the intent of such provision.

     Section 14.4 ASSIGNMENT. Neither party shall assign, sublicense or otherwise transfer (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this

Agreement, without the prior written consent of the other party, except in the event of its merger, corporate reorganizations, or sale of all, or substantially all, of its assets, provided that such assignee (a) is not a direct competitor of the other party, (b) has financial assets equal to or greater than that of the assigning party, and (c) is bound by law or written agreements to all of the obligations of the assigning party under this Agreement. Any attempted assignment, sublicense or transfer in derogation hereof shall be null and void. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     Section 14.5 AMENDMENT AND MODIFICATION OF AGREEMENT. No change, amendment or modification of any provision of this Agreement or waiver of any of its terms shall be valid unless set forth in writing and signed by the party to be bound thereby.

     Section 14.6 CHOICE OF LAW AND VENUE. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware.

     Section 14.7 WAIVER OF COMPLIANCE OR ENFORCEMENT. The failure of any party hereto to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

     Section 14.8 NOTICES. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given (a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid, whether or not actually received; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications shall be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Paragraph 14.8.

         IF TO GEA:

         General Electric Appliances
         Appliance Park
         Louisville, KY 40225
         Attn.:  Vice-President and General Counsel

         IF TO IMPROVENET:

         ImproveNet, Inc.

         --------------------

     Section 14.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes any and all prior agreements or understandings among the parties with respect to the subject matter hereof. No party hereto shall be bound by, and each party hereto specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by any other party hereto in any correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing. The parties understand and agree that the main body of this Agreement, and all the terms and conditions contained herein, shall govern and take precedence over any inconsistent terms and conditions (including inconsistent choice of law or forum provisions) that are or may be contained in those certain ancillary agreements attached as Exhibits hereto, including by way of example not limitation, Exhibit B (Founding Member Agreement) and Exhibit E (Services Agreement). The fact that said ancillary agreements may be executed subsequent to this Agreement shall not alter the intent of this provision. Notwithstanding the foregoing, GEA shall in all instances be accorded terms and conditions in such ancillary agreements at least as favorable as accorded other Founding Members.

     Section 14.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                                   ARTICLE XV

ImproveNet agrees for a period of 60 days following the Effective Date of this Agreement not to engage in active negotiations with other parties in order to allow GE Warranty Management Inc. the opportunity to negotiate a business agreement with ImproveNet to offer warranty products and services for Covered Items through the ImproveNet System. The specific terms and conditions of such an arrangement, if any, would be in the subject of a separate agreement.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                 IMPROVENET, INC.


                                 By: /s/ Ronald B. Cooper
                                    -------------------------------

                                 Name: Ronald B. Cooper
                                      -----------------------------

                                 Title: President and CEO
                                       ----------------------------


                                 GE Appliances, on behalf of

                                 GENERAL ELECTRIC COMPANY


                                 By: /s/ Smith W. Holland
                                    -------------------------------

                                 Name: Smith Holland
                                      -----------------------------

                                 Title: General Manager Business Development
                                       -------------------------------------


                                 GE CAPITAL EQUITY INVESTMENTS, INC.


                                  By: /s/ Brian S. Graff
                                     -------------------------------

                                  Name: Brian S. Graff
                                       -----------------------------

                                  Title: Vice President
                                        ----------------------------

                                    EXHIBIT A:  STATEMENT OF WORK

ImproveNet, Inc. Risk Management Plan

                                                                                        TIMING
------------------------------------------------------------------------------------ -------------------------------------
         A.       MANAGING CONSUMER RISK

                  1. On-line Guidelines and Practices
-    Clear (but user-friendly) policy statement: ImproveNet is providing public      Draft By closing (Implemented
     service advice only, not paid advice which consumer's are intended to rely      within 90 days)
     on in choosing a contractor.
-    Consumers would be encouraged to consult a competent lawyer regarding           Draft By closing (Implemented
     contracts, permits, and other necessary job documentation and their             within 90 days)
     insurance agent regarding the contractor's and their own insurance coverage.
-    ImproveNet would affirmatively disclaim consequential, incidental, and punitive damages.
-    ImproveNet would complete a legal survey to determine the exact form and        Draft By closing (Implemented
     enforceability of such a disclaimer in all states in which ImproveNet will      within 90 days)
     do business.


                                                                                     Post-closing (within 90 days)
                  2. Consumer Waiver of Litigation in Favor of Arbitration
-    In the event of any dispute with ImproveNet arising from or related to advice provided, consumers would affirmatively waive their rights to
     judicial recourse (i.e., jury trial) in favor of mandatory arbitration. For     Post-closing (within 90 days)
     small claims (under $2,500), the BBB might be used; larger claims would be referred to either JAMS (Judicial Arbitration and Mediation Service) or CPR
     (Center for Public Resources).
-    This would be done initially in as user-friendly a manner as possible with detailed terms and conditions provided later in the process.

                  3. Affirmative Consumer Acceptance of Disclaimer and               Post-closing (within 90 days)
                     Arbitration
-    Consumers would have to "click" on-line their acceptances of both the
     Post-closing (within 90 days) disclaimer and arbitration.
-    Consumers would be sent a prepared set of terms and conditions via mail or
     e-mail early in the process.                                                    Post-closing (within 90 days)
-    ImproveNet should complete a legal survey to confirm enforceability of this
     approach.                                                                       Post-closing (within 90 days)

                  4. Third Party Warranty                                            Post-closing (within 90 days)
-    Upon job completion, ImproveNet would encourage consumers to evaluate third
     Post-closing (within 90 days) party warranty coverage for work performed, explaining the benefits of doing so.
-    ImproveNet would make available to consumers the names of possible home         Post-closing (within 90 days)
     warranty providers

------------------------------------------------------------------------------------ -------------------------------------

------------------------------------------------------------------------------------ -------------------------------------
                                                                                     Post-closing (within 90 days)

------------------------------------------------------------------------------------ -------------------------------------
         B.       MANAGING CONTRACTOR RISK

                  1. Intensify Screening Techniques.

-    Develop alternatives to formal licensing data for key large states with no      Post-closing (rep & warranty)
     licensing requirements (e.g., NY, Illinois, Pa.). Options include professional designations, trade or industry group certifications.
-    In states with no licensing requirements, conduct a more thorough review of     Post-closing (rep & warranty)
     contractor insurance and referrals.
-    Subscribe to a national "watch" service that provides an alert about            Post-closing (within 90 days)
     contractors which get into legal, regulatory or financial trouble.
                  2. Strengthen ImproveNet's Contractor Agreement
-    Add a disclaimer for consequential, incidental and punitive damages.            Post-closing (within 90 days)
-    Revise the reps and warranties under the "Performance" section to include       Draft By closing (Implemented
     (i ) a "best in class" standard of care (ie "best efforts consistent with       within 90 days)
     the highest prevailing industry standards), and (ii) a representation regarding the solvency and sufficiency of assets and insurance adequacy
-    Add a mandatory mediation/arbitration clause in lieu of litigation.
                                                                                     Draft By closing (Implemented
                                                                                     within 90 days)

------------------------------------------------------------------------------------ -------------------------------------

         C.       NATIONAL CLAIMS MANAGEMENT

                  1. To ensure uniformity of claims management practices,            Post-closing ("best efforts")
                     ImproveNet would set up an initial program to manage
                     contracts, monitor claims, and oversee dispute resolution.
                     This would include appointing national counsel to supply
                     local attorneys with a standard prepared package to support the ADR (Alternative Dispute Resolution) process.
                  2. Third Party Insurance:
-    ImproveNet would evaluate what levels of insurance are practicable and          Post-closing ("good faith
     sensible for its contractors in any given region of the country, and would      undertaking")
     then monitor to ensure that coverage levels are maintained, and that insurance certificates are duly issued for ImproveNet.
-    ImproveNet would work with insurance partner, possibly AllState, to develop     By closing
     low-cost standardized contractor insurance program (including making
     ImproveNet as insured in all instances.

                  3. First Party Insurance: ImproveNet would, together with its equity investors, including GE, determine appropriate coverage levels for ImproveNet in view of potential risks.

------------------------------------------------------------------------------------ -------------------------------------